Exhibit 10.1

SALE AND PURCHASE AGREEMENT

between
POINT LUXEMBOURG HOLDING S.À. R.L
and
ELECTRONIC TRANSACTIONS GROUP LIMITED
as Sellers

and

VeriFone Nordic AB,
as Purchaser

Dated as of November 12, 2011

TABLE OF CONTENTS
Page
ARTICLE 1 INTERPRETATION AND RELATED MATTERS2
1.1DEFINITIONS    2
1.2OTHER TERMS    6
1.3INTERPRETATION    6
ARTICLE 2 SALE AND PURCHASE AND RELATED MATTERS7
2.1SALE AND PURCHASE OF SHARES    7
2.2TITLE    7
ARTICLE 3 PURCHASE PRICE7
3.1PURCHASE PRICE    7
3.2PAYMENT OF THE PURCHASE PRICE    7
ARTICLE 4 CLOSING8
4.1DATE AND PLACE    8
4.2DELIVERIES; ACTIONS AT CLOSING    8
ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF THE SELLERS9
5.1AUTHORIZATION AND NON-CONTRAVENTION    10
5.2CORPORATE    10
5.3FINANCIAL – MANAGEMENT OF THE GROUP COMPANIES    11
5.4LEGAL COMPLIANCE, LICENSES AND PERMITS    11
5.5REAL PROPERTY    12
5.6INSOLVENCY    12
5.7LITIGATION    12
5.8INTELLECTUAL PROPERTY RIGHTS    12
5.9SUFFICIENCY OF ASSETS, RIGHTS, ETC.    13
5.10EMPLOYMENT    13
5.11PENSIONS    14
5.12TAXES    14
5.13INSURANCE    14
5.14CONTRACTUAL MATTERS, ETC    14
5.15RELATED PARTY TRANSACTIONS    15
5.16COMMERCIAL RELATIONSHIPS    15
5.17DATA ROOM DOCUMENTS    15
5.18KNOWLEDGE OF THE SELLERS    16
5.19DISCLAIMER OF OTHER REPRESENTATIONS AND WARRANTIES    16
ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF PURCHASER16
6.1AUTHORITY    16

i

6.2GOVERNMENTAL AUTHORIZATIONS    16
6.3FINANCING    16
6.4KNOWLEDGE OF THE PURCHASER    17
6.5DISCLAIMER OF OTHER REPRESENTATIONS AND WARRANTIES    17
ARTICLE 7 COVENANTS17
7.1GENERAL    17
7.2CONDUCT OF BUSINESS    17
7.3PURCHASE OF SHARES    19
7.4GOVERNMENTAL APPROVALS    19
7.5DISCHARGE OF DIRECTORS AND RELATED MATTERS    19
7.6DELIVERY OF STATEMENTS REGARDING LOAN AMOUNTS    20
7.7DEBT FINANCING    20
7.8SPECIFIC AGREEMENT RELATED TO SHAREHOLDER LOAN TAX    22
ARTICLE 8 LIABILITY AND RELATED MATTERS22
8.1INDEMNIFICATION    22
8.2CERTAIN LIMITATIONS    23
8.3THIRD PARTY CLAIMS    26
8.4TIME BARS    27
8.5EXCLUSIVE REMEDIES    28
8.6NON-MANDATORY LEGISLATION    28
ARTICLE 9 TERMINATION, AMENDMENT AND WAIVER28
9.1    TERMINATION    28
9.2AMENDMENTS AND WAIVERS    29
ARTICLE 10 GENERAL PROVISIONS30
10.1NO ANNOUNCEMENT; CONFIDENTIALITY    30
10.2COOPERATION    30
10.3NON-SOLICITATION    31
10.4ENTIRE AGREEMENT AND AMENDMENTS    31
10.5SEVERABILITY    31
10.6NOTICES    31
10.7COSTS AND EXPENSES    33
10.8NO SET-OFF    34
10.9GOVERNING LAW AND DISPUTE RESOLUTION    34
10.10FINANCING SOURCES    35

ii

EXHIBITS AND SCHEDULES
Exhibit A    Shares and Warrants
Exhibit B    Data Room Documents
Exhibit C    Disclosure Letter
Exhibit D    Group Companies
Exhibit E    Management Accounts
Schedule 3.2    Sellers’ Bank Account(s)
Schedule 7.8    Shareholder Loan Tax
Schedule 8.2.9    Purchaser’s Deductions

iii

SALE AND PURCHASE AGREEMENT
This Sale and Purchase Agreement (this “Agreement”) is entered into as of this November 12, 2011 by and between the following parties:
POINT LUXEMBOURG HOLDING S.À. R.L, corporate registration number B 104 065, a company organized and existing under the laws of Luxembourg with its principal office at 5 rue Guillaume Kroll, L‑1882 Luxembourg (“Point Lux”); and
ELECTRONIC TRANSACTIONS GROUP LIMITED, corporate registration number 88679, a company organized and existing under the laws of Jersey with its principal office at 26 Esplanade, St Helier, Jersey, JE2 3QA, Channel Islands (“ETG Jersey”) (Point Lux and ETG Jersey are collectively referred to as the “Sellers”); and
Kommstart 353 AB under change of name to VeriFone Nordic AB , corporate registration number 556868-5274, a company organized and existing under the laws of Sweden with its principal office at c/o Gernandt & Danielsson Advokatbyrå KB, Hamngatan 2, P.O. Box 5747, SE-114 87 Stockholm (the “Purchaser”).
WITNESSETH:
WHEREAS, the Sellers are engaged, through the Group Companies (as defined below), is a leading provider of electronic payment solutions in Europe focusing on payment services to merchants;
WHEREAS, the Sellers jointly are the owners of approximately 90.1 percent of the Shares (as defined below) and the remaining 9.9 percent of the Shares are currently owned by the Minority Owners (as defined below);
WHEREAS the Company (as defined below) has issued Warrants (as defined below) which are held by the Minority Owners and the ownership of the Shares on a Fully Diluted Basis (as defined below) is per the date hereof allocated as shown in Exhibit A;
WHEREAS the Sellers, between the date hereof and the Closing Date (as defined below), will procure that the Minority Owners who hold Warrants subscribe for newly issued shares in the Company in exchange for such Warrants and thereafter that all Minority Owners sell their respective Shares (including such newly issued shares in the Company) to the Sellers;
WHEREAS, the Sellers desire to sell the Shares to the Purchaser and the Purchaser desires to purchase the Shares from the Sellers;
NOW, THEREFORE, subject to and on the terms and conditions herein set forth, the Parties hereto agree as follows:

ARTICLE 1
INTERPRETATION AND RELATED MATTERS
1.1    Definitions
Unless the context of this Agreement provides otherwise, the entities defined in the heading and preamble of this Agreement shall retain such definitions and the following additional terms shall have the meanings set out below:
“Accounting Principles” means the International Financial Reporting Standards and the interpretations on the IFRS Interpretations Committee adopted by the European Union which were approved for implementation by the European Commission as of the relevant date.
“Accounts Date” means 31 December 2010.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with such Person, provided that the Group Companies shall not be considered affiliates of the Sellers after Closing and the Purchaser shall not be considered an Affiliate of any of the Group Companies before Closing. For purposes of this definition the term “control” shall mean the possession, directly or indirectly, of the power to elect a majority of the Board of Directors (or comparable body) of such person or entity as to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting securities, by contract, or otherwise.
“Applicable Law” means, in relation to any Person, any statute, law, common law, ordinance, regulation, directive or rule of any governmental authority or any legally binding administrative or judicial interpretations, decisions, orders and decrees thereof, applicable from time to time to such Person.
“Business” means the business as conducted by the Group Companies as at the date hereof.
“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are closed in Sweden, other than for Internet banking only.
“Closing” means the completion of the matters set forth in Section 4.2.
“Closing Date” means the date on which the Closing occurs in accordance with this Agreement.

“Company” means Electronic Transaction Group Nordic Holding AB, corporate registration number 556632-9891.
“Credit Facility” means the senior facilities agreement entered into by Skandinaviska Enskilda Banken AB (publ) and Nordea Bank AB (publ), with, the Company and certain Group Companies as the “Borrowers” and certain Group Companies as the “Guarantors”, dated 27 November 2009 amended and restated on 15 April 2011 and as further amended on May 24, 2011.
“Data Room Documents” means the documents, some of them redacted, provided in the electronic data room provided by Merrill including the written answers to the questions made available to the Purchaser, its Affiliates or advisors prior to the date hereof and set out in the DVD attached hereto as Exhibit B.
“Disclosure Letter” means the letter containing disclosures against the Sellers’ representations and warranties in Article 5 and attached hereto as Exhibit C.
“Encumbrance” means a pledge, charge, mortgage, lien, option, retention of title, right of pre-emption, right of first refusal or other security interest or similar encumbrance of any kind.
“EUR” means Euro, the lawful currency of the member countries of the European Union that have adopted European Monetary Union.
“Financial Statements” means the Company’s consolidated audited annual accounts for the financial year ended on the Accounts Date.
“Financing Sources” shall have the meaning set forth in Section 7.7.4.
“Fully Diluted Basis” means the aggregate number of shares of the Company, calculated as if all Warrants have been exercised and all shares subscribable thereunder have been issued, and all shares issuable under any other options or rights to acquire shares of the Company have been issued.
“Group Companies” means the companies set out in Exhibit D comprising the Company and the Subsidiaries, and “Group Company” means each and any of them.
“Intellectual Property Rights” means patents, trademarks, service marks, trade names, logotypes, copyrights, design rights, and rights in inventions and Know-How and other similar proprietary rights, excluding Product Certifications, which may subsist in any part of the world, whether registered or not, including where such rights are obtained or enhanced by registration, any registration of such rights and applications and right to apply for such registrations.

“Know-How” means any technical, industrial and commercial information and techniques in any form.
“Leakage” means:
(a)    any direct or indirect dividend, distribution of profits or other value transfers (Sw. “värdeöverföringar”) declared, paid or made, or agreed to be declared, paid or made, by any Group Company to the Sellers, any member of the Seller Groups or any Minority Owner or any of their respective Affiliates (other than another Group Company);
(b)    any payments or asset transfers made or agreed to be made by any Group Company to or for the benefit of any Seller, any member of the Seller Groups or any Minority Owner or any of their respective Affiliates (other than another Group Company);
(c)    all obligations or liabilities performed, assumed, indemnified, guaranteed or incurred by any Group Company for the benefit of any Seller, any member of the Seller Groups or any Minority Owner or any of their respective Affiliates (other than another Group Company);
(d)    the waiver, or agreement to waive (whether conditional or not), by any Group Company of any amount owed to that Group Company by the Sellers, any member of the Seller Groups or any Minority Owner or any of their respective Affiliates (other than another Group Company);
(e)    any interest payments on the Shareholder Loans;
(f)    all costs and expenses incurred in connection with the preparation, negotiation and implementation of this Agreement and the transactions contemplated hereby that should be borne by the Sellers in accordance with Section 10.7 but have been borne by any Group Company; or
(g)    any agreement or arrangement to give effect to the above,
save that (i) any matters, actions etc. covered by (a) – (e) above (except for cash dividends) that do not result in a Group Company's assets being reduced and which are of a purely commercial nature for such Group Company, (ii) payment of dividend to the minority owner of Babs Paylink AB in accordance with past practice provided that Closing has not occurred on February 1, 2012 , and (iii) payments to Minority Owners under the existing employment contracts or bonus- or pension arrangements and accrued for as incurred in the monthly management accounts, shall in each case not be considered “Leakage”.

“Longstop Date” means March 31, 2012.
“Losses” means any and all foreseeable and reasonable losses, damages, liabilities, charges, costs and expenses (including reasonable legal fees) of any kind.
“Management Accounts” means the unaudited consolidated balance sheet and profit and loss account of the Company as at and for the period ending on the Management Accounts Date attached hereto as Exhibit E.
“Management Accounts Date” means 30 June 2011.
“Material Contracts” means any agreement or agreements which entails purchase or sale of products or services for the Group Companies with an annual contract value exceeding EUR 250,000 or otherwise being of significant importance for the Business of the Group Companies taken as a whole.
“Minority Owners” means the individuals and companies set out in Exhibit A.
“NOK” means Norwegian Krona, the lawful currency of the Kingdom of Norway.
“Person” means any individual, company, partnership or other entity of any kind or governmental authority.
“Product Certifications” means mean the permission granted to a vendor that its product may be deployed to accept financial transactions and a financial acquirer or designated agent grants Certification based on pre-qualification certification (EMVCo, PCI), together with product testing that validates international scheme requirements (Visa, MasterCard, end-to-end tests), national requirements, and where required, acquirer specific requirements.

“Purchase Price” shall have the meaning set forth in Section 3.1.
“Resigning Directors” means Fredrik Näslund, Bo Söderberg, Daniel Berglund, Michael Sundin, Monica Caneman, Harald Andersen and Björn Algkvist.
“SEK” means Swedish Krona, the lawful currency of the Kingdom of Sweden.
“Seller Groups” means each of the Sellers and each of their Affiliates excluding the Group Companies.
“Sellers’ knowledge” shall have the meaning set forth in Section 1.3.5.
“Senior Executives” means Michael Sundin, Johan Tjärnberg and Mikael Rahm, Anders Thell, Tom Conlon, Simon Wilding, Vincent Roland, Dimitri Binazzi and Daniel

Nordholm.
“Shareholder Loans” means the shareholder loans entered into between ETG Jersey and the Company in the nominal amounts of NOK 146,505,000 and NOK 87,777,857, dated 3 December 2004 and 25 November 2004, respectively, and each of the shareholder loans entered into between certain Minority Owners and the Company in the nominal amounts of NOK 1,497,858, NOK 998,571 and NOK 998,571, respectively, all dated 3 December 2004.
“Shares” means all of the issued and outstanding shares in the Company.
“Subsidiaries” means the subsidiaries of the Company as set out in Exhibit D.
“Tax Return” means any return, report, form, declaration, claim for refund, information report or return, statement, supplementary or supporting schedules or other information filed with any Taxing Authority with respect to Taxes.
“Taxes” means taxes, fees, duties and similar government charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) imposed by any taxing authority of any country, including, without limitation, taxes on gross or net income, profits or gains and taxes on receipts, sales, use, occupation, franchise, value added and property, payroll, social security contributions, stamp taxes and capital duties.
“Taxing Authority” means any authority of any country competent to impose, assess or collect Taxes.
“VeriFone” means VeriFone, Inc., a corporation registered in the State of Delaware, USA.
“Warrants” means all of the issued and outstanding warrants in the Company.
“Warrant Redemption Price” means the subscription price paid in SEK into the Company for the exchange of the Warrants into newly issued shares in the Company prior to Closing.
1.2    Other Terms
Other terms may be defined elsewhere in this Agreement (including in any Exhibit or Schedule hereto) and, unless otherwise indicated, shall have the respective meanings there ascribed to such terms.
1.3    Interpretation

The following provisions shall apply in connection with the interpretation of this Agreement:
1.3.1    Any reference to Articles, Sections, Exhibits and Schedules are, unless otherwise stated, references to Articles, Sections, Exhibits and Schedules of or to this Agreement. The headings in this Agreement have been inserted for convenience only and shall not be taken into account in its interpretation.
1.3.2    All Exhibits and Schedules form an integral part of this Agreement and are equally binding therewith. Any reference to “this Agreement” shall include such Exhibits and Schedules.
1.3.3    If any period is referred to in this Agreement by way of reference to a number of days, the days shall be reckoned exclusively of the first and inclusively of the last day unless the last day falls on a Saturday, Sunday or public holiday in the location of performance, in which case the last day shall be the next succeeding day which is not a Saturday, Sunday or public holiday in such location.
1.3.4    Any reference to “party” in this Agreement includes on the Sellers’ side both Point Lux and ETG Jersey. References to the “parties” include Point Lux, ETG Jersey and the Purchaser.
1.3.5    Whenever any reference is made in this Agreement to Sellers’ knowledge, it shall be deemed to mean the actual knowledge of any of Fredrik Näslund, Bo Söderberg, Johan Tjärnberg and Mikael Rahm after due and careful inquiry amongst each other and the Senior Executives.
ARTICLE 2
SALE AND PURCHASE AND RELATED MATTERS
2.1    Sale and Purchase of Shares
2.1.1    Upon the terms and subject to the conditions of this Agreement, at the Closing, the Sellers shall sell and transfer to the Purchaser, and the Purchaser shall purchase, the Shares.
2.1.2    The Shares shall be sold free and clear of any Encumbrances together with all rights attached or accruing to them including the right to receive all dividends, distributions or any return of capital declared, paid or made by the Group Companies on or after the Closing Date. The Sellers hereby waive any right of pre-emption that it may have with respect to the Shares according to the Company’s articles of association.

2.2    Title
Subject to the Purchaser having performed all obligations to be performed by it pursuant to Section 4.2.2, title of ownership to the Shares shall transfer at Closing free and clear of all Encumbrances.
ARTICLE 3
PURCHASE PRICE
3.1    Purchase Price
The purchase price for the Shares (the “Purchase Price”) shall be:

(i)	EUR six hundred and one million (601,000,000), less

(ii)	the interest accrued on the Shareholder Loans during the period from the Management Accounts Date up until and including the Closing Date; plus

(iii)	an amount equal to the Warrant Redemption Price.

3.2    Payment of the Purchase Price
At Closing, the Purchaser shall pay the Purchase Price, plus any interest as set out in Section 4.1.2, by electronic transfer in immediately available funds to the Sellers’ bank account as set forth in Schedule 3.2 and such payment shall be a complete discharge of the Purchaser in respect of such amount.
ARTICLE 4
CLOSING
4.1    Date and Place
4.1.1    The Closing shall take place at the offices of White and Case Advokat AB, Biblioteksgatan 12, Stockholm, at 9:00 a.m. (local time) on December 30, 2011 or at such other place, time or date (including a date falling later than the Longstop Date) as may be agreed between the Sellers and the Purchaser in writing.
4.1.2    Notwithstanding the date of Closing set forth in Section 4.1.1, the

Purchaser shall by giving written notice to the Sellers be entitled to postpone the Closing until

(i)
a date falling no later than the Longstop Date, if, prior to December 30, 2011, there is any (a) injunction, restraining order or other order issued by any court of competent jurisdiction or governmental or regulatory authority prohibiting the transaction or imposing any material restrictions on the Purchaser’s ability to own and operate the Company’s businesses or own or exercise control over its assets and properties following the Closing, (b) pending governmental or regulatory litigation seeking to block the transaction, (c) competition authority having either initiated an investigation of the transaction or made or joined a request for referral of the transaction pursuant to Article 22 of Council Regulation (EC) No. 139/2004; or until

(ii)
February 1, 2012 by giving written notice to the Sellers no later than at 23.59 CET on December 19, 2011, if in the Purchaser’s reasonable judgment, based on the advice of its Financing Sources, such extension of time is required in order to successfully market and syndicate the Debt Financing, provided that in each such case, but only in such case, that the Purchase Price shall carry interest of five (5) percent annual rate (calculated on a 365 day basis) from January 3, 2012.
4.1.3    For the avoidance of doubt, absent a breach by the Sellers of their obligations in Section 4.2.1, the Purchaser has unconditional obligations to proceed to Closing no later than at the Longstop Date (if postponement is due to Section 4.1.2 (i) above) or at February 1, 2012 (if postponement is due to Section 4.1.2 (ii) above).
4.2    Deliveries; Actions at Closing
4.2.1    Deliveries by the Sellers
At the Closing, the Sellers shall take each of the following actions:
(a)    deliver to the Purchaser the share register of the Company evidencing that the Purchaser has been entered as owner of the Shares;
(b)    deliver to the Purchaser the share certificates representing the Shares and warrant certificates representing the Warrants (provided that such certificates have been issued) duly endorsed in the name of the Purchaser; and
(c)    deliver to the Purchaser written resignations, in the agreed form, by each of the Resigning Directors including a confirmation from each such person that he or she has no claim against the relevant Group Company resulting from his or her position as board member or deputy board member.
4.2.2    Deliveries by the Purchaser

At the Closing, the Purchaser shall take each of the following actions:
(a)    pay, in immediately available funds and for same day value the Purchase Price as set forth in Section 3.1 and interest as set forth in Section 4.1.2, if any, (such payment to be evidenced by confirmation to the Sellers from the Purchaser’s bank that such funds have been credited to the Sellers’ bank account);
(b)    enable and/or cause the repayment of the Group Companies’ debt under the Credit Facility including any and all interest accrued thereon and any prepayment fees as per the Closing Date;
(c)    enable and/or cause the repayment of the Shareholder Loans including any and all interest accrued thereon as per the Closing Date;
(d)    cause shareholder’s meetings to be held in the Group Companies to appoint new members and deputy members to the boards of directors, as applicable;
(e)    notify the Swedish Companies Registration office (Sw. Bolagsverket) and the corresponding authorities in the relevant countries of the change of the board of directors in the Group Companies and deliver documentary evidence that the notification(s) has/have been duly filed with the Swedish Companies Registration office, as applicable; and
(f)    if applicable, deliver documentary evidence that any and all proceedings etc. pursuant to Section 4.1.2 (i) above have been finalized rendering Purchaser’s obligation to consummate the transactions contemplated by this Agreement unrestricted.
4.2.3    The actions set forth in Sections 4.2.1 and 4.2.2 shall constitute an integral part of Closing and Closing shall not be deemed to have occurred until all actions set forth have been completed or, as applicable, waived, in respect of actions in Section 4.2.1 by the Purchaser, and in respect of Section 4.2.2 by the Sellers.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE SELLERS
The Sellers represent and warrant jointly and severally to the Purchaser that the following statements in this Article 5 are true and correct as of the date hereof. In addition thereto, the Sellers represent and warrant that the statements set out in Sections 5.1 (Authorization and Non-Contravention), 5.2 (Corporate), 5.4 (Legal Compliance, Licenses and Permits), 5.6 (Insolvency), 5.8 (Intellectual Property Rights), 5.9 (Sufficiency of Assets, Rights, Etc.), 5.14.1 – 5.14.3 (Contractual Matters, Etc) and 5.15 (Related Party Transactions) are true and correct also as of the Closing Date. All representations and warranties in this Article 5 are made subject to the limitations set out in Article 8 and to the disclosures set out in the Disclosure

Letter.
5.1    Authorization and Non-Contravention
5.1.1    The Sellers have the necessary power and authority to execute and deliver this Agreement and each other document or instrument delivered in connection herewith and to consummate the transactions contemplated hereby.
5.1.2    All mandatory corporate documents of the Group Companies including share registers, minutes of the board of directors’ meetings and shareholders’ meetings in all material respects exist and are safely kept and the copies thereof included within the Data Room Documents are, subject to redactions, true and correct.
5.1.3    As at the Closing Date, the Sellers will own and have good and marketable title to the Shares free and clear of any Encumbrances and have the right, power and capacity to sell, assign and deliver the Shares to the Purchaser in accordance with the terms of this Agreement.
5.1.4    The execution of this Agreement, the consummation of the transactions provided for herein and the fulfillment of the terms hereof will not result in a breach or violation of any judgment, decree or order from any court or government body, or Applicable Law or the articles of association or other equivalent organizational document of any of the Sellers or any Group Company.
5.2    Corporate
5.2.1    The total authorized and issued share capital of the Group Companies is set out in Exhibit D. The Company, directly or indirectly, has full and marketable title to the issued and outstanding shares in the Subsidiaries. The Group Companies’ shares (i) are fully paid up, (ii) will as at the Closing Date not be encumbered by any mortgage or charge or any other Encumbrance, (iii) are freely negotiable and transferable, (iv) are constituting 100 percent of all the outstanding shares of the Group Companies and 100 percent of their voting rights. No person has the right, due to warrants, convertibles or otherwise, to call for the issue of any share capital of any of the Group Companies, save for due to the Warrants.
5.2.2    The Group Companies are duly organized and validly existing under the laws of their respective country of incorporation.
5.2.3    None of the Group Companies owns any shares in any legal entity not being a Group Company, or carries on, or has agreed to carry on, business in partnership (Sw.: handelsbolag) or as an equity participant in a joint venture with any individual or legal entity not being a Group Company.
5.3    Financial – Management of the Group Companies

5.3.1    The Financial Statements have been prepared in accordance with Applicable Laws and the Accounting Principles, and with the methods and principles consistently used and previously applied by the Company for the preceding financial year. The Financial Statements present a true and fair view (Sw. “en rättvisande bild”) of the consolidated financial position, assets and liabilities, and the results of operations of the Company for the periods and as at the dates presented.
5.3.2    The Management Accounts have in all material respects been prepared in accordance with the Accounting Principles and give a reasonably correct and fair view of the state of the affairs of the consolidated financial position, assets and liabilities and the results of operations of the Company for the six (6) month period ended on the Management Accounts Date and as at the dates presented, subject to (i) the purpose for which management accounts are normally prepared being interim accounts, and (ii) the nature of management accounts as unaudited accounts.
5.3.3    From the Accounts Date and until the date hereof, except as provided for or contemplated by this Agreement or as disclosed in the Management Accounts, the Sellers have caused the Group Companies to carry on the Business in the ordinary course consistent with past practices.
5.3.4    Without limiting the generality of Section 5.3.3, except as provided for or contemplated by this Agreement, the Group Companies have not declared or caused or permitted any Leakage during the period from the Management Accounts Date until the date hereof.

5.4    Legal Compliance, Licenses and Permits
5.4.1    The Group Companies have all the necessary material licenses, consents, permits and authorizations for the ownership and use of their assets and to carry on their respective Businesses. To the Sellers’ knowledge, each of the relevant Group Companies has during the last two (2) years complied with and is in compliance with all such material licenses, consents, permits and authorizations, and there is no pending action or other proceeding which seeks the revocation or suspension of any such material licenses, consents, permits or authorizations. To the Sellers’ knowledge, no such material license, consent, permit or authorization will expire, terminate, be withdrawn or invalidated as a result of the completion of the transactions contemplated by this Agreement.
5.4.2    To the Sellers’ knowledge,
(a)    each of the Group Companies has conducted and is conducting its part of the Business in compliance with Applicable Laws, regulations, international conventions and treaties with respect to money laundering and financing of terrorism;
(b)    each of the Group Companies has since 2005 conducted and is conducting its part of the Business in all material respects in compliance with Applicable Laws, regulations, international conventions and treaties;
(c)    no material injunctions, cautions or remarks by governmental authorities have been directed towards any Group Company and no such material injunctions, cautions or remarks are pending; and
(d)    no Group Company has, directly or indirectly, used or authorized the use of any corporate funds or provided anything of value:
(i)    for payments, contributions, gifts, entertainment or other expenses relating to political activity;
(ii)    to foreign or domestic government officials or employees; or
(iii)    for a bribe, rebate, payoff, influence payment, kickback or other similar payment, in each case in violation of any anti-corruption or anti-bribery law or regulation applicable to the Group Companies.
5.5    Real Property
5.5.1    None of the Group Companies owns nor to the Sellers’ knowledge has any of them in the last three years owned any real property.
5.5.2    All leases for premises in which the Group Companies carry out their Business are disclosed in the Data Room Documents; all such leases are valid and effective in accordance with their terms and none of the Group Companies has to the Sellers’ knowledge received any notice of breach or termination of any such leases.
5.6    Insolvency
5.6.1    None of the Group Companies is insolvent, or unable to pay its debts, or has stopped paying its debts as they fall due nor will any of them, become insolvent or unable to pay its debts as a result of the completion of the transactions contemplated by this Agreement.
5.7    Litigation
None of the Group Companies is engaged in any material litigation, arbitration or administrative proceedings, whether as a plaintiff, defendant or otherwise and, to the Sellers’ knowledge no such material litigation, arbitration or proceedings against any Group Company is threatening.

5.8    Intellectual Property Rights
Documents describing the Group Companies’ registered Intellectual Property Rights, including applications for registrations, which are used for the conduct of their business activities have been included in the Data Room Documents. All such registrations have been maintained so as to avoid a lapse, revocation or termination. The Group Company designated as the owner of the registered Intellectual Property Rights described in such documents is the true and lawful owner thereof and these registered Intellectual Property Rights will as at the Closing Date be free from all Encumbrances and there has been no grant of any license to any such registered Intellectual Property Rights to a Person not being a Group Company.
5.9    Sufficiency of Assets, Rights, Etc.
5.9.1    The assets (excluding Intellectual Property Rights, licenses and authorizations) material to the Business, owned, leased or otherwise held by the Group Companies, comprise all material assets necessary for the carrying on of the Business, as it has during the last two (2) years consistently been conducted.
5.9.2    The Group Companies have good and marketable title to, or, in the case of leased assets, have valid leasehold interest in, all material assets recorded in the Financial Statements as of the Accounts Date and the Management Accounts as of the Management Accounts Date, except those material assets being consumed or disposed of in the ordinary course of business since the Accounts Date or the Management Accounts Date. Each such material asset is in good operating condition and repair, ordinary wear and tear excepted, subject to depreciations, write-offs and provisions made in the Financial Statements, the Management Accounts and/or the monthly management accounts. Except as disclosed in the Financial Statements as of the Accounts Date or in the Management Accounts as of the Management Accounts Date, such material assets will at the Closing Date not be subject to any Encumbrances except for statutory liens or reservations of property rights entered into in the ordinary course of business.
5.9.3    The utilization by the Group Companies of licenses or authorizations material to the Business, does not to the Sellers’ knowledge infringe any third party’s right to such licenses and authorizations, nor is to the Sellers’ knowledge any third party infringing on any such material licenses or authorizations held by the Group Companies
5.9.4    The Group Companies hold (either by ownership or license) all necessary and Intellectual Property Rights material for conducting its respective Business as presently conducted.
5.9.5    To the Sellers’ knowledge, none of the Group Companies are infringing the Intellectual Property Rights of any other Person, unless such infringement is insignificant to the Business.

5.9.6    To the Sellers’ knowledge, no Person infringes any of the Intellectual Property Rights owned by any of the Group Companies.
5.10    Employment
5.10.1    True and correct copies of the employment contracts of all Senior Executives have been included in the Data Room Documents, subject to redactions, and, to the Sellers’ knowledge, no such Senior Executive has per the date hereof announced termination of his/her position or employment with the Group Companies.
5.10.2    There is no pending or current and, to the Sellers’ knowledge, no threatened labor litigation in respect of, or strike by, the employees of any of the Group Companies.
5.10.3    Save for in the ordinary course of business (including in accordance with existing employment contracts) and in line with standard market practice for sales commissions and bonuses, accruals for which are made as incurred in the monthly management accounts, there are no schemes in operation by, or in relation to, any Group Company under which any employee of such company is entitled to a commission or remuneration of any other sort, calculated by reference to the whole or part of the turnover, profits or sales of a Group Company.
5.11    Pensions
All pension schemes applicable to any Group Company are properly and fully reserved, funded, insured or otherwise provided for in the Financial Statements or the Management Accounts and apart from these reserves, funds, insurances or other provisions no Group Company is liable to pay any person any pension benefits for amounts having fallen due prior to the Management Accounts Date. All amounts due to any insurance company or any other person or entity in connection with any pension scheme applicable to any Group Company have been duly and timely paid and no pension related costs attributable to the period up to Closing will be, save for customary pension contribution payments in the ordinary course and consistence with past practices, incurred or suffered by any Group Company after the Closing Date.
5.12    Taxes
5.12.1    All necessary Tax Returns required to be filed prior to the Closing Date by the Group Companies have been or will be duly filed with the relevant Taxing Authority.
5.12.2    All Taxes that have become due and payable by the Group Companies have, where applicable, been fully paid.
5.12.3    There are no tax audits pending with respect to any Group Company and no Group Company has received any notice regarding any tax audit.

5.13    Insurance
The insurance policies made available among the Data Room Documents are in full force and effect. All premiums due under such insurance policies have been paid. There are no claims pending under any such insurance policy.
5.14    Contractual Matters, Etc
5.14.1    To the Sellers’ knowledge the Material Contracts are valid, enforceable and binding in accordance with their respective terms, and to the Sellers’ knowledge, neither the Group Companies nor any counter-parties to any such contracts are in material default of any Material Contract. No Group Company has received a notice of termination of any such Material Contract.
5.14.2    To the Sellers’ knowledge the Material Contracts comprise all the agreements and arrangements (other than those excluded by the thresholds set out in the definition of Material Contracts) that a Group Company is a party to which are material to the Business taken as a whole.
5.14.3    No Group Company nor to the Sellers’ knowledge, none of the respective officers, directors, employees or agents of any member of the Company Group acting for or on behalf of any Group Company, has

(i)
(A) knowingly made any unlawful contribution, gift or other payment to any person to obtain favorable treatment in securing business or (B) violated any provision of the US Foreign Corrupt Practices Act of 1977 (FCPA) or the UK Bribery Act 2010, or

(ii)	to the Seller’s knowledge established or maintained any material fund or material asset that has not been recorded in the books and records of the Group Companies.
5.14.4    The execution of this Agreement, the consummation of the transactions provided for herein and the fulfillment of the terms hereof will not

(i)	require the consent or result in a violation or breach of, or

(ii)	permit the cancellation or termination of any Material Contract.
5.15    Related Party Transactions
The Disclosure Letter summarizes all material transactions that are outside the ordinary course of business during the last two (2) years, between any Group Company on the one hand and any of the Sellers or any of their Affiliates on the other hand, save for in connection with and as contemplated by this Agreement (including the consummation hereof).

5.16    Commercial Relationships
To the Sellers’ knowledge, there is no plan or intention of any supplier, vendor, client or customer which is material to the Business of the Group Companies taken as a whole, and no Group Company has received any written threat or notice from any such person, to terminate, cancel or otherwise modify, in a manner adverse to a Group Company such person’s relationship with the Group Company.
5.17    Data Room Documents
5.17.1    The Data Room Documents have been compiled by the Sellers, or the Sellers’ advisors on behalf of the Sellers, in good faith with the intention to give a true and fair view of the legal, financial, tax and affairs of the Group Companies, subject to the redaction of names of Persons in documents therein.
5.17.2    Projections, budgets, forecasts and other forward-looking statements included in the Data Room Documents and made by or in relation to the Group Companies with respect to future performance of the Group Companies have been prepared in good faith and was not misleading based on the facts known to the Sellers at the time such projections, budgets, forecasts or forward-looking statements were prepared.

5.18	Knowledge of the Sellers
To the Sellers’ knowledge, as of the date of this Agreement there are no breach of this Agreement.
5.19    Disclaimer of Other Representations and Warranties
The Sellers do not make, and have not made, any representations or warranties of any kind whatsoever in connection with this Agreement or the transactions contemplated hereby other than those expressly set out in this Agreement, and no representation or warranty shall be implied (whether under the Swedish Sale of Goods Act of 1990 or otherwise).
ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF PURCHASER
The Purchaser represents and warrants to the Sellers that the following statements in this Article 6 are true and correct as of the date hereof and as of the Closing Date unless stated otherwise.

6.1	Authority
6.1.1    Corporate Power and Authority
The Purchaser is a corporation duly organized and validly existing under the laws of the jurisdiction of its organization and has the necessary power and authority to execute and deliver this Agreement and each other document or instrument delivered in connection herewith and to consummate the transactions contemplated hereby.
6.2    Governmental Authorizations

(i)	No material consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any governmental authority, and

(ii)
no consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any competition authority is required to be obtained or made by or with respect to the Purchaser or any of its Affiliates in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

6.3    Financing
The Purchaser has sufficient funds and/or has obtained binding commitments from banks and/or other investors for the financing of the payment in full to the Sellers of the Purchase Price (including interest pursuant to Section 4.1.2, if any) at the Closing as well as for any and all other amounts payable by the Purchaser in accordance with this Agreement.

6.4	Knowledge of the Purchaser
As of the date hereof and to the Purchaser’s knowledge, there are no breach of this Agreement.
6.5    Disclaimer of Other Representations and Warranties
The Purchaser does not make, and has not made, any representations or warranties of any kind whatsoever in connection with this Agreement or the transactions contemplated hereby other than those expressly set out in this Agreement, and no representation or warranty shall be implied (whether under the Swedish Sale of Goods Act of 1990 or otherwise).
ARTICLE 7

COVENANTS
7.1    General
Without limiting any other provision of this Agreement, each of the parties will use all reasonable efforts to take the actions and to do the things necessary, proper or advisable in order to consummate and make effective the transactions contemplated hereby and to cause the Closing to occur as promptly as practicable.
7.2    Conduct of Business
7.2.1    Ordinary Course
From the date hereof until the Closing, except as provided for by this Agreement, or to the extent that the Purchaser shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), to the extent legally permitted, the Sellers shall cause the Group Companies to carry on the Business in the ordinary course consistent with past practices and in all material respects in compliance with Applicable Law.

7.2.2    Certain Restrictions
Without limiting the generality of Section 7.2.1, except as provided by this Agreement, the Sellers shall ensure that the Group Companies will not do any of the following from the date hereof until the Closing without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld or delayed), to the extent legally permitted and subject to that the withholding of commercially sensitive information and documentation will not constitute a breach of this Section 7.2.2:

(a)    declare or cause any Leakage;
(b)    create, allot or issue or agree to create, allot or issue any shares or other securities of whatsoever nature convertible into shares or any loan notes or other debt instruments in any Group Company to any Person not being a Group Company or in relation to the Warrants;
(c)    amend the certificate of incorporation or by-laws of any Group Company, save for in relation to ongoing or contemplated intra-group mergers and changes of board members in the ordinary course;
(d)    make any wage or salary increase for, or otherwise amend or terminate the employment agreements (or other arrangement) for the Senior Executives or any of the Minority Owners other than in the ordinary course of business (including annual customary salary increases) or as may be required under any existing contract in accordance with past practices; or
(e)    cancel or terminate any material insurance policy of any Group Company outside the ordinary course of business;
(f)    sell, lease or otherwise dispose of any material assets of any of the Group Companies, except for the sale of inventory in the ordinary course of business on normal arm's length terms;
(g)    acquire any material assets, except in the ordinary course of business;
(h)    make a capital commitment, which, exceeds the sum of EUR five hundred thousand (500,000) individually and EUR one million (1,000,000) per two month period in the aggregate, except for purchase of hardware products or the taking of decisions in order to effect earn-out payments up to maximum amounts under the existing sale and purchase contracts not exceeding “future earn out payments” set forth in Schedule 8.2.9 or otherwise in the ordinary course of business;
(i)    except in the ordinary course of business, amend in any respect that is not immaterial or terminate any Material Contract (save for intra Group contracts) or enter into any contract which, had such contract been in force as at the date hereof, would have been included in the definition of Material Contract;
(j)    incur, assume or guarantee any indebtedness for borrowed money (including off balance sheet indebtedness) in excess of EUR five hundred thousand (500,000) individually and EUR one million (1,000,000) in the aggregate, except for intra Group Companies’ loans and guarantees or providing a guarantee under a new lease agreement by Commidea to the landlord, or otherwise in the ordinary course of business;
(k)    merge or consolidate for accounting purposes with any Person other than a Group Company;
(l)    make any change in the accounting or tax methods or practices followed by any Group Company in respect of the Business (other than such changes as may be required by Applicable Law or changes to the Accounting Principles or to accounting principles under any local GAAP); or
(m)    enter into any contract that restricts any Group Company after the date of this Agreement from engaging in any line of business in any geographic area or competing with any Person.
7.3    Purchase of Shares
The Sellers shall following the date hereof and no later than at the Closing Date procure that the Minority Owners sell and deliver their respective Shares to the Sellers (or to either of them).
7.4    Governmental Approvals
7.4.1    The Purchaser is solely, at its own cost, fully responsible for (i) notifying the relevant authority(ies), if any, of the transaction contemplated by this Agreement by filing full and complete notification(s) in accordance with Applicable Law; and (ii) complying with Applicable Law pursuant to which any consent, approval, order or authorization of, or registration, declaration or filing with, any governmental- and competition authority in connection with the transactions contemplated hereby is required to be obtained or made by the Purchaser.
7.4.2    The Purchaser undertakes to respond promptly to all inquiries received from a competition authority for additional information or documentation and to supplement such filings as requested by the competition authority without delay and to negotiate in good faith with any competition authority in order to obtain any and all consents necessary for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. The Purchaser shall take all actions, and do all things, including but not limited to proposing, offering and/or, as the case may be, accepting any and all restrictions, remedies, disposals, divestments and other actions in order to ensure that any relevant competition authority(ies) clear the transaction contemplated by this Agreement as soon as possible, but in no event later than on the Longstop Date.
7.4.3    Each party shall furnish to the other such necessary information and reasonable assistance as may be required in connection with its preparation of any filing, registration or declaration which is necessary under Applicable Law, save for that each party has a right to provide business secrets and other confidential and commercially sensitive information on an outside counsel to outside counsel basis only. The Purchaser shall be solely responsible for all communications with competition authorities and shall provide the Sellers with notifications and documentation submitted or to be submitted to a competition authority and shall keep the Sellers informed on a timely basis of the developments with the competition authorities. The Sellers and its advisers shall be entitled to participate in any meeting or other contacts with any competition authority together with the Purchaser and its advisers, provided that such participation can be facilitated with reasonable measures by the Purchaser and its advisers.
7.5    Discharge of Directors and Related Matters
The Purchaser shall procure that, at the first shareholders’ meeting or otherwise whenever the questions of discharge is raised after the Closing, each board member and deputy member of the board and, where applicable, the managing director of each Group Company is discharged in full from any liability as a member or deputy member of the board or managing director, as the case may be, in relation to the period prior to the Closing, provided that the auditors do not recommend against it.

7.6    Delivery of Statements regarding Loan Amounts
No later than five (5) Business Days prior to the Closing Date, or as otherwise agreed between the Parties, the Sellers shall deliver to the Purchaser statements setting forth (i) the amount of the Shareholder Loans including any and all interest accrued thereon, and (ii) the amount of the Group Companies’ debt under the Credit Facility including any and all interest accrued thereon and any prepayment fees, in each case as at the Closing Date.
7.7    Debt Financing
7.7.1    Sellers shall use commercially reasonable efforts to deliver on or prior to November 21, 2011, and shall deliver on or prior to December 21, 2011:

(i)	the Required Financial Information, and

(ii)
management’s projections for the Company together with the assumptions utilized in preparing such projections for the fourth fiscal quarter of 2011 and on an annual basis commencing with the 2012 fiscal year through the end of the 2016 fiscal year,

Notwithstanding Section 4.1 of the Agreement, if Sellers have not delivered the Required Financial Information by November 21, 2011, Purchaser may extend the Closing Date to February 1, 2012 and the Purchase Price shall not carry any additional interest until February 1, 2012.

7.7.2    Prior to the Closing, the Sellers shall use commercially reasonable efforts to procure that the Company and its selected representatives and advisors shall provide the Purchaser with reasonable and customary cooperation in connection with the arrangement of the Debt Financing, including by taking the following actions:

(i)
causing Johan Tjärnberg and Mikael Rahm (or any appropriate person replacing them) to be available, on reasonable advance notice, to participate in one due diligence session by teleconference of no more than two (2) hours in length related to the Debt Financing,

(ii)
assisting the Purchaser in identifying the qualitative differences between the Accounting Principles and U.S. GAAP for the Required Financial Information assuming such Required Financial Information were prepared in accordance with U.S. GAAP by helping to review the qualitative differences identified by the Purchaser and using reasonable efforts to answer any Purchaser questions related to such qualitative differences identified,

(iii)
assisting in the preparation of customary “public side” and “private side” bank books, rating agency presentations, lender presentations, information memoranda and other customary marketing materials for the Debt Financing (the “Debt Financing

Materials”) by using reasonable efforts to review and provide feedback on such Debt Financing Materials prepared by the Purchaser, and

(iv)
together with the Purchaser and its advisers, requesting that the lenders under any existing debt instrument or credit facility, including the Credit Facility, in each case that need repaid in full at the Closing, provide debt payoff letters, releases of collateral and customary Swedish related documents in connection with the Purchaser’s draw down of the Debt Financing on or immediately prior to the Closing Date.

Nothing contained in this Section 7.7 shall require the Sellers or the Company to pay any commitment or other fee or incur any liability or indebtedness obligations in connection with the Debt Financing. The Sellers’ shall use commercially reasonable efforts to procure that the Company consents to the reasonable use of its logos, strictly in connection with and necessary for the Debt Financing in a manner customary for similar financing transactions.

7.7.3     “Required Financial Information” means (A) the Company’s consolidated audited annual accounts for each of the financial years ended December 31, 2008, 2009 and 2010 and (B) the unaudited financial statements and other financial data of the Company as at and for the nine and twelve month periods ended September 30, 2011 that has been reviewed by the Company’s independent auditors in accordance with customary review procedures for unaudited interim financial information in the same form and scope as the interim report for the period January-June 2011, that are prepared in accordance with the Accounting Principles and that present a reasonably correct and fair view of the consolidated financial position and results of operations of the Company for the periods and as at the dates presented (collectively, the “Interim Financial Information”). The Sellers shall procure that the Company and its selected representatives and advisors shall use commercially reasonable efforts to assist and cooperate in good faith in the Purchaser’s review of such Interim Financial Information, including commercially reasonable efforts to assist with:

(i)
permitting, if possible, reasonable access to the Company’s auditors and audit work papers (during normal working hours in Sweden and with customary conditions required under applicable professional standards),

(ii)	providing customary management representation letters to the Company’s auditors in connection with the use of Interim Financial Information, and

(iii)	assisting in obtaining, if reasonably possible, any required signed reports and consents from the Company’s auditors in connection with the Debt Financing.

7.7.4    “Debt Financing” means the syndicated secured bank loan financing contemplated to be raised by the Purchaser on the terms specified in the commitment letter date

November 7, 2011(a copy of which has been provided to the Sellers) from certain financial institutions party thereto (the “Financing Sources”) to fund in part the transaction contemplated by this Agreement (and any substitutions or replacements thereof).
7.7.5    Notwithstanding anything to the contrary in this Section 7.7 above,

(i)
each of the Sellers and any Group Company is at any time allowed to suspend cooperation pursuant to Section 7.7.1.2 to the extent it would require the Sellers to waive or amend any terms of this Agreement,

(ii)
under no circumstance shall any board of directors or officers of any Group Company be required to adopt resolutions approving the agreements, documents and instruments pursuant to which any portion of the Debt Financing is obtained,

(iii)
none of the Group Companies shall be required to execute, prior to the Closing, any definitive financing documents, including any credit or other agreements, pledge or security documents, or other certificates, legal opinions or documents in connection with any portion of the Debt Financing, unless such documents, agreements, certificates or opinions will only be effective as of or after the Closing (to the extent legally permitted), and

(iv)
any and all cooperation pursuant to Section 7.7.1.2 by the Sellers or any Group Company can be suspended to the extent it would unreasonably interfere with the ongoing Business of the Sellers or any Group Company.

7.7.6    Other than arising from fraud, gross negligence or intentional misrepresentations by the Sellers, the other Group Companies and their respective representatives and advisors, the Purchaser shall indemnify and hold harmless the Sellers, the other Group Companies and their respective representatives and advisors from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by any of them in connection with (i) the arrangement of the financings contemplated by the Debt Financing, and (ii) any information utilized in connection therewith (other than historical information relating to the Group Companies approved by the Sellers for use therein).

7.8    Specific Agreement Related To Shareholder Loan Tax
The Parties agree to the provisions set out in Schedule 7.8.
ARTICLE 8
LIABILITY AND RELATED MATTERS

8.1    Indemnification
8.1.1    Subject to the terms, limitations and exclusions set forth in this Article 8, each party hereto (the “Indemnifying Party”) hereby agree to indemnify the other party hereto (the “Indemnified Party”) against any and all Losses incurred by the Indemnified Party resulting from any breach by the Indemnifying Party of its covenants or obligations in this Agreement or the inaccuracy or breach of any representation or warranty made by the Indemnifying Party in this Agreement.
8.1.2    All amounts paid by an Indemnifying Party under this Article 8 or under any other indemnity provision in this Agreement shall, to the extent permitted by Applicable Law, be treated as adjustments to the Purchase Price for all purposes.
8.1.3    Any liability to be indemnified by the Sellers under this Agreement shall be on a joint and several basis (Sw. solidariskt ansvar).
8.2    Certain Limitations
8.2.1    Thresholds
No claim, or recovery in respect thereof, for breach by an Indemnifying Party of its representations and warranties, except (i) in the case of fraud or willful breach (Sw.: “uppsåtligt”) or (ii) for a breach by a Seller of the warranties set out in Section 5.1 (Authorization and Non-Contravention), 5.2 (Corporate) and 5.3.4 (No Leakage), or (iii) for a breach by the Purchaser of the warranties set out in Section 6.1 (Authority), 6.2 (Governmental Authorizations) and of the covenants set out in Section 7.4 (Governmental Approvals), shall be allowed unless the amount recoverable in respect of each claim (or series of claims arising from substantially identical facts and circumstances) exceeds EUR four hundred thousand (400,000) individually and the amount recoverable in respect of all such qualifying claims exceeds EUR six million (6,000,000) in the aggregate, in which case the Indemnifying Party, subject to the other limitations and exclusions set forth in this Article 8, shall be liable for the whole amount of the claim (and not merely the excess over such aggregate amount).
8.2.2    Aggregate Cap
The aggregate liability of the Sellers for any breaches of this Agreement shall be limited to EUR one hundred million (100,000,000), except in the event of a breach by a Seller of any of (a) the warranties in Sections 5.1 (Authorization and Non-Contravention), 5.2 (Corporate) and 5.3.4 (No Leakage), or the covenants in Sections 7.2 (Conduct of Business), 7.3 (Purchase of Shares and Warrants) and 7.4.3 (Assistance), for which liability shall be limited to the aggregate amount of the Purchase Price actually received by the Sellers, and (b) in the case of fraud or willful breach (Sw.: “uppsåtligt”), for which liability shall not be limited.
8.2.3    Contingent Obligations

Neither Party shall have any liability under this Agreement with respect to an obligation which is contingent, unless and until the obligation becomes actual and payable. This Section 8.2.3 shall not operate to exclude liability in relation to a claim made for a contingent liability within the general time limit specified in Section 8.4.1, provided all other provisions of Section 8.4.1 are complied with by the Indemnified Party.
8.2.4    Insurance Proceeds
The amounts which, but for this Section 8.2.4, would be recoverable under this Agreement shall be reduced to the extent of any insurance proceeds recovered in respect thereof by the Indemnified Party or any of its Affiliates (acting in good faith) under any policy of insurance carried by any of them.
8.2.5    Tax Savings
The amounts which, but for this Section 8.2.5, would be recoverable under this Agreement shall, provided that it is a tax-deductible item, be reduced by an amount equal to the recoverable amount multiplied by the corporate tax rate applicable to the Indemnified Party, and to, with respect to the Purchaser including the Group Companies, as applicable.
8.2.6    Miscellaneous Limitations
The Sellers shall have no liability hereunder for Losses for a breach of any of its representations or warranties in Article 5 to the extent that:
(a)    such Losses would not have arisen but for any alteration or repeal or enactment of any Applicable Law after the date hereof;
(b)    such Losses would not have arisen but for any change in the accounting policies, practices or procedures adopted by the Purchaser and/or its Affiliates (including the Group Companies after the Closing Date);
(c)    such Losses would not have arisen but for acts or omissions by the Purchaser or any of its Affiliates after the Closing which are outside the ordinary course of business;
(d)    such Losses would have been recoverable under any material insurance policy held by the Group Companies and relating to the Business at the Closing, had such policy been maintained by the Purchaser thereafter;
(e)    a provision or reserve whether of a specific or general nature, has been made for the matter giving rise to the Loss in the Management Accounts; or

(f)    such Losses would not have arisen but for a failure by the Purchaser or any of its Affiliates to take all reasonable steps to mitigate the effect of the circumstances giving rise to the claim.
8.2.7    Purchaser’s Knowledge
The Sellers shall have no liability hereunder for Losses for a breach of its representation and warranties in Article 5 to the extent that the matter or circumstance giving rise to the Loss (i) prior to the date hereof was fairly disclosed and/or made available to the Purchaser (or to its and its Affiliates’ directors and employees or its and their advisers) in the Data Room Documents, this Agreement or otherwise in writing, or (ii) was otherwise known prior to the date hereof known to any Senior Vice President or more senior person of VeriFone.
8.2.8    Recourse Against Third Parties
The Purchaser shall use all reasonable efforts to pursue any and all rights to reimbursement, recovery or indemnification with respect to all Losses for which it is or may be entitled to indemnification under this Agreement from the Sellers, pursuant to any contract, insurance policy or arrangement with any Person.
8.2.9    No Multiple Calculation
Any compensation for Losses suffered by the Purchaser or its Affiliates (including the Group Companies) under this Agreement shall, with the exception for the representations and warranties in Sections 5.1 and 5.2 , only cover the actual amount and shall not be multiplied by any factor reflecting any potential Purchase Price impact. In the event any Loss has been compensated for by a reduction of the Purchase Price at Closing or in the event a cost, liability or any other form of payment obligation or Loss has been deducted by the Purchaser in connection with its calculation of the Purchase Price as set out in Schedule 8.2.9, such Loss shall not be compensated twice by reference to any of the warranties and obligations of the Sellers included in this Agreement.
8.2.10    Prior to Recovery from the Indemnifying Party
If, before the Indemnifying Party pays an amount in discharge of any claim for indemnification under this Agreement, the Indemnified Party or any of its Affiliates recovers or is entitled to recover (whether by payment, discount, credit, relief, insurance, set-off or otherwise) from a third party an amount which indemnifies or compensates the Indemnified Party or any of its Affiliates (in whole or in part) for a Loss for which it is entitled to indemnification under this Agreement, the Indemnified Party shall procure that, before steps are taken to enforce a claim against the Indemnifying Party, reasonable steps are taken to enforce such recovery, and any actual recovery (less any reasonable costs incurred in obtaining such recovery) shall reduce or satisfy, as the case may be, such claim to the extent of such recovery.

8.2.11    Following Recovery from the Indemnifying Party
If the Indemnifying Party has paid an amount in discharge of any claim for indemnification under this Agreement and the Indemnified Party or any of its Affiliates is or becomes entitled to recover (whether by payment, discount, credit, relief, insurance, set-off or otherwise) from a third party an amount which indemnifies or compensates the Indemnified Party or any of its Affiliates (in whole or in part) for a Loss for which it has previously received indemnification under this Agreement, the Indemnified Party shall procure that all reasonable steps are taken, as the Indemnifying Party may reasonably request, to enforce such recovery, and the Indemnified Party shall reimburse the Indemnifying Party as soon as practicable after receipt an amount equal to (i) any amount recovered from the third party, less any reasonable costs and expenses incurred in obtaining such recovery less any Taxes attributable to the recovery; or, if less, (ii) the amount previously paid by the Indemnifying Party to the Indemnified Party less in each case any Taxes attributable to the amount recovered. This Section 8.2.11 shall not apply to any recovery from any Tax authority (provision for which is made in Section 8.2.5).
8.3    Third Party Claims
8.3.1    Notice of Claims
If any claim is made in writing or proceeding is instituted (including but not limited to any claim or proceeding in relation to Taxes) by any Person in respect of which the Indemnified Party may seek recovery hereunder (“Third-Party Claim”), the Indemnified Party shall give written notice thereof to the Indemnifying Party, describing in reasonable detail the nature of the Third-Party Claim, within thirty (30) Business Days after receipt by the Indemnified Party of written notice of the Third-Party Claim.
8.3.2    Assumption of Defense by the Indemnifying Party
The Indemnifying Party shall be entitled to participate, at its own cost, in the defense of any Third-Party Claim and, if it so chooses, to assume the defense thereof with counsel of its own choice, provided that (i) the Indemnifying Party acts reasonably and with due regard to the Indemnified Party’s or its Affiliates’ relation to such third party and (ii) in the case of assumption (a) the Indemnifying Party acknowledges in a legally binding manner acceptable to the Indemnified Party that it is liable in respect of the full amount of any claim hereunder relating to such Third Party Claim (without regard to any limitations provided by Section 8.2) and (b) if the Indemnified Party is the Purchaser, the amount of such claim together with the amount of all other claims that have been made by the Indemnified Party is less than the aggregate amount set out in Section 8.2.2. If the Indemnifying Party so elects to assume the defense of a Third-Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, unless incurred in order to comply with Section 8.3.3 or in relation to Section 8.3.4.

8.3.3    Cooperation by Indemnified Party
If the Indemnifying Party chooses to defend or prosecute a Third-Party Claim, the Indemnified Party shall, at the Indemnifying Party’s cost, cooperate in all reasonable respects in the investigation, trial and defense thereof and in connection with any appeal arising there from. Without limiting the generality of the foregoing, the Indemnified Party shall, upon the Indemnifying Party’s request, and at the Indemnifying Party’s cost, provide to the Indemnifying Party copies of all records and information in its possession which are reasonably relevant to such Third-Party Claim, and, at the Indemnifying Party’s cost, make employees available on a mutually convenient basis to provide additional information and explanation of any material furnished hereunder.
8.3.4    Settlements by Indemnifying Party
If the Indemnifying Party chooses to defend or prosecute any Third-Party Claim, the Indemnified Party will agree to any commercially reasonable settlement, compromise or discharge of such Third-Party Claim which the Indemnifying Party may recommend and which by its terms obligates the Indemnifying Party to pay to the Indemnified Party the full amount of the liability in connection with such Third Party Claim.
8.3.5    No Admission or Settlement by Indemnified Party
Whether or not the Indemnifying Party shall have assumed the defense of a Third-Party Claim, the Indemnified Party shall not (unless contrary to Section 8.2.6(d) or relating to Tax) settle, compromise or discharge, such Third-Party Claim without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld or delayed).
8.3.6    Information
The party conducting the defense of any Third-Party Claim in accordance with this Section 8.3 (the “Defending Party”) shall ensure that the other party will be informed promptly of any information, and shall be provided with copies of any correspondence or documents held by the Defending Party which are material to the proceedings, negotiations or appeals (except to the extent this is impossible without waiving legal privilege in respect thereof). The Sellers and the Purchaser shall comply with the reasonable requests of the other for arrangements or procedures to maintain confidentiality or legal privilege in relation to any matters arising out of or relating to such proceedings, negotiations or appeals.
8.4    Time Bars
8.4.1    Warranty Claims
No action or claim may be brought for indemnity in respect of any breach by the Sellers of any of the representations or warranties set out in Article 5, unless the claim,

describing in reasonable detail the nature of the claim and the calculation of the amount claimed, is made in writing to the Sellers within forty five (45) Business Days (except for claims under Sections 5.1 and 5.2) of the date on which the Purchaser or its Affiliates became aware of the breach (which awareness shall mean knowledge of the boards of directors of the Purchaser or any of its Affiliates or the general counsel of the Purchaser of the facts giving rise to such claim, the consequence that such facts could give rise to a claim for indemnification, and in any event, for any and all claims pursuant to this Agreement, prior to February 28, 2013.
8.4.2    Other Claims
No action or claim may be brought for indemnity for any breach by a party of its covenants or obligations in this Agreement or the inaccuracy or breach of any representation or warranty made by the Purchaser under this Agreement unless the claim, describing in reasonable detail the nature of the claim and the calculation of the amount claimed, is made in writing to the Indemnifying Party within forty five (45) Business Days of the date on which the Indemnified Party became aware (which awareness in case of the Purchaser shall mean awareness of the boards of directors of the Purchaser or any of its Affiliates or the General Counsel of the Purchaser) of the breach and, with respect to obligations to be performed prior to the Closing, sixty (60) Business Days from the Sellers’ notice, and in any event prior to February 28, 2013.
8.4.3    Enforcement Proceedings
All claims duly made within the applicable period in accordance with Sections 8.4.1 and 8.4.2 shall become time-barred five (5) months after the expiration of said period, unless proceedings to enforce such claim have been commenced in accordance with Section 10.9 prior to such date.

8.5    Exclusive Remedies
Each Party acknowledges and agrees that its sole and exclusive remedy (Sw. påföljd) with respect to any and all claims relating to the subject matter of this Agreement shall be pursuant to the indemnification and other provisions set forth in this Article 8 or elsewhere in this Agreement and hereby waives, to the fullest extent permitted under Applicable Law, any and all other remedies (including but not limited to any right to rescind this Agreement) it may have against the other party in connection with the transactions contemplated hereby.
8.6    Non-Mandatory Legislation
For the avoidance of doubt, the time bars, notice periods and other limitations in this Section 8 shall apply instead of any provisions limiting a party’s right to make a claim for breach of representation or warranty according to the Swedish Sale of Goods Act of 1990 or other applicable non-mandatory legislation.

ARTICLE 9
TERMINATION, AMENDMENT AND WAIVER
9.1    Termination
9.1.1    Termination Events
Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing (i) by either the Sellers or the Purchaser, if the other party fails to perform any of its obligations specified in Section 4.2 (in which case the party not in default shall postpone the Closing to another date, no earlier than ten (10) and no later than thirty (30) Business Days from the date originally scheduled for the Closing, specified by such party in a notice to the other party) and then again fails to perform any of its obligations to be performed at such rescheduled Closing; or (ii) by the Sellers if the Closing shall not have been consummated on or before the Longstop Date; provided, however, that the right to terminate this Agreement under clause (ii) of this Section 9.1.1 shall not be available if the Sellers’ failure to fulfill any of its obligations under this Agreement has been the cause of, or resulted in, the Closing not having been consummated on or before the Longstop Date.
9.1.2    Notice of Termination
9.1.2.1    This Agreement shall be automatically terminated if the Closing shall not have been consummated or terminated in accordance with Section 9.1.1, on or before September 30, 2012.
9.1.2.2    Termination by either party pursuant to this Section 9.1 shall be effected by the giving of written notice thereof to the other party.
9.1.2.3    For the avoidance of doubt, if this Agreement is terminated by the Sellers in accordance with Section 9.1.1, the Purchaser shall indemnify and hold harmless the Sellers from any and all losses, damages, costs and expenses that the Sellers incur as a result of such breach (including but not limited to any reduction in purchase price to the Sellers from a subsequent sale of the Company), and none of the limitations of liability set forth in Article 8 shall be applicable to the Purchaser under this Section 9.1.2.3. Notwithstanding any of the foregoing, the Purchaser’s liability under this Section 9.1.2.3 shall be limited to an amount corresponding to the Purchase Price.
9.1.3    Effects of Termination
If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Section 9.1, this Agreement shall become null and void and of no further force and effect, except for this Section 9.1 and Articles 8 and 10. Nothing in this Section 9.1 shall be deemed to release either party from any liability for any breach by such party of the terms and provisions of this Agreement prior to termination.
9.1.4    Return or Destruction of Documents
If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Section 9.1, both parties shall, save as required by Applicable Law or customary internal compliance procedures, promptly return to the other party or certify the destruction of (i) all documents and other material received from the other party and/or its Affiliates relating to such transactions, whether so obtained before or after the execution hereof; and (ii) all written information received from the other party with respect to the Business and/or the other operations of either party and/or its Affiliates (in each case together with all copies thereof).

9.2	Amendments and Waivers
9.2.1    Amendments
This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto by their duly authorized representatives.
9.2.2    Waivers
No delay or failure on the part of any party to exercise any right, power or remedy in respect of this Agreement shall constitute a waiver thereof (other than a failure to provide a notice or take any action which is subject to a time limit as specified in this Agreement).
ARTICLE 10
GENERAL PROVISIONS
10.1    No Announcement; Confidentiality
10.1.1    No Announcement
Each party hereto agrees to keep the existence and content of this Agreement confidential and to make no announcement or other disclosure with respect thereto other than as agreed with the other parties. The parties shall however effect a joint public announcement of the transaction contemplated by this Agreement. Such public announcement shall be in agreed form between the parties. This section shall not apply if Applicable Law or stock exchange regulations require otherwise, in which case the content of any disclosure shall be discussed with the other party prior to the disclosure.

10.1.2    Confidentiality
10.1.2.1    Neither party hereto shall, and each party hereto shall ensure that none of its Affiliates will, for a period of two (2) years from the Closing Date, disclose any information of a confidential nature relating to the Business (in the case of the Sellers) or to the Sellers and its Affiliates (excluding the Group Companies) (in the case of the Purchaser) to any third Person. The obligation of either party under this Section 10.1.2 shall not apply to any of the following: (i) disclosure of such confidential information required by Applicable Law, applicable stock exchange rules or any Tax authority; (ii) disclosure of such confidential information to such party’s professional advisors who have been made aware of the confidential nature of such information; (iii) disclosure of such confidential information for the purpose of defending any claim against the other party under this Agreement or enforcing its rights hereunder (including making any claims or counterclaims against third parties pursuant to Section 8.3); or (iv) disclosure of such confidential information which is or comes into the public domain other than as a result of the breach by such party of this Section 10.1.2.
10.1.2.2    The Sellers shall have the right to retain copies of all documents delivered or made available to the Purchaser in connection with the transactions contemplated hereby for the purpose of defending any claim against the Sellers under this Agreement or enforcing its rights hereunder (including making any claims or counterclaims against third parties pursuant to Section 8.3).
10.2    Cooperation
Unless otherwise expressly provided in this Agreement, whenever the parties are required to cooperate for any particular purpose hereunder, neither party, nor their respective Affiliates, shall be required to make any material monetary expenditure, commence or be a plaintiff in any litigation or offer or grant any material accommodation or concession (financial or otherwise) to any Person.
10.3    Non-solicitation
10.3.1    From the date of this Agreement and for a period ending two (2) years after the Closing Date, the Sellers undertake not to accept, recruit, solicit or otherwise induce any Senior Executives or Minority Owner employed by the Group Companies as of the date hereof (for the avoidance of doubt, if the Minority Owner is a legal entity and the shares in such Minority Owner are held by an individual employed by a Group Company, this section 10.3 shall apply to such individual mutatis mutandis) to discontinue its employment relationship with any of the Group Companies, provided, however, that the placing of an advertisement of a post available to a member of the public generally shall not constitute a breach of this Section 10.3.
10.4    Entire Agreement and Amendments
10.4.1    This Agreement constitutes the whole and only understanding of the parties hereto with respect to the subject matter contained herein and supersedes and cancels all prior agreements and negotiations, of the parties, with respect to such subject matter. For the avoidance of doubt, the Purchaser and the Sellers agree that the confidentiality undertaking dated June 1, 2011 is terminated following the Closing.
10.4.2    Neither party may assign its rights or obligations under this Agreement to any Person without the prior written consent of the other party.
10.5    Severability
If at any time any provision of this Agreement is or becomes invalid, illegal or unenforceable under applicable law of any jurisdiction, the validity, legality and enforceability of the remainder of this Agreement in that jurisdiction shall not be affected, and the validity, legality and enforceability of the whole Agreement in any other jurisdiction shall not be affected. In the event any provision is held in any proceeding pursuant to Section 10.9 to be invalid, illegal or unenforceable, the parties shall replace that provision with a new provision permitted by law and having an economic effect as close as possible to the deficient provision.
10.6    Notices
All notices and other communications that are required or permitted to be given under this Agreement shall be in writing, in the English language and hand delivered (courier) or sent by registered mail (return receipt requested) or confirmed email to the following addresses (which may be changed in writing by notice to the appropriate address):
If to the Sellers:
Point Luxembourg Holding S.à r.l
5 rue Guillaume Kroll
L-1882 Luxembourg

Email address:    els.alwyn@nordiccapital.lu
Attention:    Director
Electronic Transactions Group Limited
26 Esplanade
St Helier Jersey JE2 3QA
Channel Islands

Email address:    admin@nordiccapital.je
Attention:    Director
With a copy to:

Nordic Capital V Limited
26 Esplanade
St Helier Jersey JE2 3QA
Channel Islands

Email address:    admin@nordiccapital.je
Attention:    Director
If to Purchaser:
VeriFone Nordic AB
c/o VeriFone, Inc
2099 Gateway Place, Suite 600
San Jose, CA 95110
USA

Email address:    albert.liu@verifone.com
Attention:    General Counsel
With copies to:
Gernandt & Danielsson Advokatbyrå KB
Box 5747
Hamngatan 2
SE-114 87 Stockholm
Sweden

Email address:    dick.lundqvist@gda.se
    krister.skoog@gda.se
Attention:    Dick Lundqvist
    Krister Skoog
and
Sullivan & Cromwell LLP
1870 Embarcadero Road
Palo Alto, California 94303

Email Address:    millersc@sullcrom.com
    paynesa@sullcrom.com
Attention:    Scott Miller
    Sarah Payne
The communications will be considered as having reached the addressee:

(i)    if sent by courier, upon delivery;
(ii)    if sent by email, upon receiving a notification that the email was successfully delivered; or
(iii)    if sent by registered mail, within two (2) Business Days after the date the communication was mailed.
10.7    Costs and Expenses
Unless otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with the preparation, negotiation and implementation of this Agreement and the transactions contemplated hereby shall be borne by the party incurring such costs and expenses. In particular, none of such costs and expenses shall be incurred or borne by any Group Company and Sellers undertake to reimburse the Group Company for any costs and expenses advanced or otherwise borne by such Group Company (whether before or after the date of this Agreement).
10.8    No Set-Off
10.8.1    No Set-Off
Subject to Section 10.8.2, under no circumstances shall any amounts payable by the Purchaser or any of its Affiliates to the Sellers or any of its Affiliates or by the Sellers or any of its Affiliates to the Purchaser or any of its Affiliates, pursuant to this Agreement be set off against each other.
10.8.2    Exceptions
Each party hereto may set off a sum equal to the amount of all claims it may have against the other party hereto pursuant to this Agreement, provided such claims have either been agreed by such other party or been finally adjudged by the arbitrators pursuant to Section 10.9, against amounts payable by such first party to such other party pursuant to this Agreement.
10.9    Governing Law and Dispute Resolution
10.9.1    This Agreement shall be governed by, and construed in accordance with, the substantive laws of Sweden (without regard to its principles of conflict of laws).
10.9.2    The parties will use their best efforts to resolve amicably any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity thereof.
10.9.3    Any such dispute, controversy or claim shall be finally settled by arbitration in accordance with the Rules of the Arbitration Institute of the Stockholm Chamber of Commerce. The arbitral tribunal shall be composed of three (3) arbitrators. The place of arbitration shall be Stockholm, Sweden. The language to be used in the arbitration proceedings shall be English, unless otherwise agreed in writing by the parties.
10.9.4    The parties undertake to procure that all arbitration proceedings conducted in accordance with this Agreement shall be kept confidential. This undertaking shall cover, inter alia, all information disclosed during the course of such proceedings, as well as any decision or award made or declared by the arbitral tribunal. Such information may not be disclosed to a third party without the prior written consent of the other party. Regardless of the above, a party shall not be prevented from disclosing information in order to safeguard its rights during the course of the proceedings, or to disclose such information as such party is under an obligation to disclose pursuant to applicable law or stock exchange regulation
10.9.5    Notwithstanding anything herein to the contrary, in connection with any claim or action against a Financing Party relating to the Debt Financing or the performance of services thereunder or related thereto, each of the Sellers and the Purchaser agrees to waive and hereby waives, to the fullest extent permitted by law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action or claim in any New York State court or any Federal court of the United States of America sitting in the Borough of Manhattan in New York City and agrees that any claim, controversy or dispute (whether in tort, contract or otherwise) against a Financing Party arising in connection with the Debt Financing or the performance of services thereunder or related thereto shall (x) not be brought in any other courts, and (y) be governed by, and construed in accordance with, the laws of the State of New York.
10.10        Financing Sources
10.10.1    Limitation on Liability
Notwithstanding anything herein to the contrary, none of the Financing Sources shall have any liability to any party to this Agreement or any of their respective controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, and shall not be obligated to any of them, or anyone claiming by or through them, to pay consequential, special, multiple, punitive or exemplary damages including, but not limited to, damages arising from loss of profits, business opportunities or goodwill in respect of any breach or failure to comply with this Agreement or in respect of any of the transactions contemplated hereby (including the Debt Financing).
10.10.2    Third Party Beneficiary
The parties hereto agree that, notwithstanding anything herein to the contrary, the provisions set forth in Sections 8.5., 10.9.4 and this Section 10.10 shall be for the express benefit of the Financing Sources.

[signature page immediately follows]

Each of the parties hereto has caused this Agreement to be executed by its duly authorized representatives on the date first set forth above. This Agreement has been drawn up and executed in three (3) identical copies, of which the parties have taken one each.

POINT LUXEMBOURG HOLDING S.À R.L	ELECTRONIC TRANSACTIONS GROUP LIMITED

By: _________________________ Name: Title:	By: _________________________ Name: Title:

Kommstart 353 AB under change of name to VeriFone Nordic AB
By: _______________________ Name: Title:
By: _________________________ Name: Title:

We, VeriFone, Inc., a corporation registered in the State of Delaware, USA, with registered address 2099 Gateway Place, Suite 600 San Jose, CA 95110, USA, hereby fully guarantee, as for our own debt (Sw. proprieborgen), the due and punctual fulfilment of any and all of the Purchaser’s financial undertakings, obligations and liabilities under this Agreement, including any and all damages incurred by the Sellers as a result of any non-performance under this Agreement.
This guarantee shall be governed by, and any dispute in connection with this guarantee shall be finally settled, in accordance with Section 10.9.1-10.9.4 above.

This guarantee will expire immediately after the consummation of Closing.

By: _________________________ Name: Title: